Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Tiga Acquisition Corp. II
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-quarter of one warrant(2) (3)	Rule 457(a) under the Securities Act	23,000,000 Units	$10.00	$230,000,000		$25,093
Equity	Class A ordinary shares included as part of the units(2) (3) (4)	Rule 457(g) under the Securities Act	23,000,000 Shares	—	—		—
Equity	Warrants included as part of the units(3)	Rule 457(g) under the Securities Act	5,750,000 Warrants	—	—		—
Total Offering Amounts					$230,000,000		$25,093
Total Fee Offsets(5)							—
Net Fee Due							$25,093

(1)          Estimated solely for the purpose of calculating the registration fee.

(2)          Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 750,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)          Maximum number of Class A ordinary shares and warrants, as applicable, included in the units described above, including those that may be issued upon exercise of a 45-day option granted to the underwriters described above.

(4)          Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(5)          The Registrant does not have any fee offsets.